Consensus Cloud Solutions, Inc.
Provides Fourth Quarter and Full Year 2025 Results
Releases Q1 2026 and Full Year 2026 Guidance

LOS ANGELES -- Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) today reported preliminary financial results for the fourth quarter and year ended December 31, 2025.

“I want to congratulate our employees on a year of many accomplishments. We returned to total revenue growth in the last three quarters of the year, driven by our corporate channel exceeding 7% revenue growth by the end of 2025. We further reduced our debt by $36 million reaching our initial debt objectives and successfully refinanced and subsequently retired our 6% Notes due October 2026 at a favorable interest rate. The generation of record net cash provided by operating activities and free cash flow allowed us to continue investing in our business while also repurchasing approximately 1 million shares of our Company stock. Our financial results position us well for 2026.” said Scott Turicchi, CEO of Consensus.

FOURTH QUARTER 2025 HIGHLIGHTS (UNAUDITED)

Q4 2025 quarterly revenues increased by $0.1 million to $87.1 million compared to $87.0 million for Q4 2024. This increase was primarily due to an increase of $3.9 million or 7.3% in our Corporate business, partially offset by a decrease of $3.8 million or 11.1% in our Small office home office (“SoHo”) business relating to our strategic initiative.

Net income (1) increased by $2.4 million or 13% to $20.5 million in Q4 2025 compared to $18.1 million in Q4 2024. The increase was primarily due to an increase in income from operations primarily as a result of reduced marketing spend and lower bad debt expense as well as a decrease in income tax expense, partially offset by a unfavorable change in intercompany related foreign exchange gain and loss. Q4 2025 net income margin (1) was 23.5% compared to 20.8% for Q4 2024.

Earnings per diluted share (1) increased to $1.06, or by 15.2%, in Q4 2025 compared to $0.92 for Q4 2024. The increase was primarily due to the items discussed above.

Adjusted EBITDA (3,4) for Q4 2025 of $45.2 million increased compared to $44.4 million in Q4 2024, primarily driven by an increase in income from operations as a result of reduced marketing spend and lower bad debt expense. Q4 2025 Adjusted EBITDA margin (3) was 51.9% and 51.0% in Q4 2025 and Q4 2024, respectively, which were both within our target Adjusted EBITDA margin (3) range of 50% to 55%.

Adjusted net income (1,2) in Q4 2025 increased to $27.3 million from $24.3 million in Q4 2024, primarily due to the items discussed above.

Adjusted earnings per diluted share (1,2) for the quarter increased to $1.41 from $1.24 in Q4 2024, primarily due to the items discussed above.

Net cash provided by operating activities in Q4 2025 increased to $15.2 million from $11.1 million in Q4 2024. Free cash flow(5) in Q4 2025 increased to $7.3 million from $3.1 million in Q4 2024. The increase in net cash provided by operating activities and Free cash flow (5) was primarily due to increased income after excluding noncash items in Q4 2025 compared to Q4 2024.

Key financial results from operations for Q4 2025 versus Q4 2024 are set forth in the following table. Reconciliations of GAAP measures to comparable non-GAAP financial measures accompany this press release.

(Unaudited, in thousands except per share amounts and percentages)			Favorable
	Q4 2025	Q4 2024	Change
Revenues	$87,070	$86,983	0.1%
Net income (1)	$20,503	$18,071	13.5%
Net income margin (1)	23.5%	20.8%	2.7 pts
Earnings per diluted share (1)	$1.06	$0.92	15.2%
Adjusted net income (1,2)	$27,330	$24,250	12.7%
Adjusted earnings per diluted share (1,2)	$1.41	$1.24	13.7%
Adjusted EBITDA (3,4)	$45,209	$44,353	1.9%
Adjusted EBITDA margin (3)	51.9%	51.0%	0.9 pts
Net cash provided by operating activities	$15,218	$11,126	36.8%
Free cash flow (5)	$7,320	$3,146	132.7%

FULL YEAR 2025 HIGHLIGHTS (UNAUDITED)
2025 revenues decreased $0.7 million to $349.7 million compared to $350.4 million for 2024. This slight decline was primarily due to a decrease of $14.3 million or 10.1% in our SoHo business relating to our strategic initiative, partially offset by an increase of $13.6 million or 6.5% in our Corporate business.

Net income (1) decreased to $84.5 million in 2025 compared to $89.4 million for 2024. Net income was negatively impacted by $15.0 million, due to the combined effect of an unfavorable change in intercompany related foreign exchange gain and loss, as well as a gain on the extinguishment of debt that occurred in 2024 compared to a loss in 2025. Mostly offsetting the impact of these items, net income was positively impacted by $11.0 million due to the combined effect of reductions in interest expense (excluding debt extinguishment gain/loss) as debt repurchases and redemption lowered our outstanding debt balance, income tax expense and depreciation and amortization expense in 2025. 2025 net income margin (1) was 24.2% compared to 25.5% for 2024.

Earnings per diluted share (1) decreased to $4.35, or by 5.8%, in 2025 compared to $4.62 for 2024. The decrease was primarily due to the items discussed above.

Adjusted EBITDA (3,4) for 2025 of $186.9 million decreased compared to $188.4 million in 2024, primarily driven by increases in our data transmission costs and personnel-related expenses as well as a $0.7 million decline in revenues. Adjusted EBITDA margin (3) was 53.4% and 53.8% for 2025 and 2024, respectively, which were both within our target Adjusted EBITDA margin(3) range of 50 to 55%.

Adjusted net income (1,2) in 2025 increased to $109.4 million from $105.5 million in 2024 primarily driven by a favorable reduction in our interest expense (excluding the impact of the extinguishment of debt) due to a lower average outstanding debt balance as a result of our debt repurchases and retirement of the 2026 Senior Notes.

Adjusted earnings per diluted share (1,2) for the year increased to $5.62, or by 3.1%, compared to $5.45 for 2024. The increase is due to the items that drove the change in Adjusted net income (1,2).

Net cash provided by operating activities in 2025 increased to $136.1 million from $121.7 million in 2024. Free cash flow (5) in 2025 increased to $105.9 million from $88.3 million in 2024. The increase in net cash provided by operating activities and Free cash flow (5) primarily due to increased income after excluding noncash items in 2025 compared to 2024.

Key financial results from operations for 2025 versus 2024 are set forth in the following table. Reconciliations of GAAP measures to comparable non-GAAP financial measures accompany this press release.

(Unaudited, in thousands except per share amounts and percentages)			Favorable /(Unfavorable)
	2025	2024	Change
Revenues	$349,696	$350,382	(0.2)%
Net income (1)	$84,527	$89,435	(5.5)%
Net income margin (1)	24.2%	25.5%	(1.3) pts
Earnings per diluted share (1)	$4.35	$4.62	(5.8)%
Adjusted net income (1,2)	$109,359	$105,529	3.6%
Adjusted earnings per diluted share (1,2)	$5.62	$5.45	3.1%
Adjusted EBITDA (3,4)	$186,884	$188,406	(0.8)%
Adjusted EBITDA margin (3)	53.4%	53.8%	(0.4) pts
Net cash provided by operating activities	$136,086	$121,747	11.8%
Free cash flow (5)	$105,853	$88,307	19.9%
Notes:

(1)
The effective tax rates were 25.7% for Q4 2025 and 31.1% for Q4 2024. The non-GAAP effective tax rates were 19.5% for Q4 2025 and 20.9% for Q4 2024. The full year effective tax rates were 25.9% for 2025 and 26.8% for 2024. The full year non-GAAP effective tax rates were 21.0% for 2025 and 20.8% for 2024. The calculation for net income margin is net income divided by revenues.

(2)
Adjusted net income and Adjusted earnings per diluted share exclude certain non-GAAP items, as defined in the accompanying Reconciliation of GAAP to non-GAAP Financial Measures. Such exclusions totaled $0.35 and $0.32 per diluted share for the three months ended December 31, 2025 and 2024, respectively. For the years ended December 31, 2025 and 2024 such exclusions totaled $1.27 and $0.83 per diluted share, respectively. Adjusted net income and Adjusted earnings per diluted share are not meant as a substitute for measures calculated in accordance with GAAP, but are presented solely for informational purposes. Starting in 2025, the Company excludes intercompany related foreign exchange gains or losses from Adjusted net income and Adjusted earnings per diluted share. The prior year amounts have been adjusted for consistency with the current year. For the three months ended December 31, 2024, such exclusion decreased Adjusted net income by $1.5 million or $0.08 per diluted share. For the year ended December 31, 2024, such exclusion decreased Adjusted net income by $3.6 million or $0.18 per diluted share.

(3)
Adjusted EBITDA is defined as earnings before interest expense; interest income; other (income) expense, net; income tax expense; depreciation and amortization; and other items used to reconcile earnings per diluted share to Adjusted earnings per diluted share, as presented in the Reconciliation of GAAP to Adjusted non-GAAP Financial Measures. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by revenues. Adjusted EBITDA amounts and Adjusted EBITDA margin are not meant as a substitute for measures calculated in accordance with GAAP, but are presented solely for informational purposes. The most directly comparable GAAP financial measure to Adjusted EBITDA and Adjusted EBITDA margin is net income and net income margin.

(4)	See Net Income to Adjusted EBITDA Reconciliation for the components of Adjusted EBITDA.
(5)
Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. Free cash flow amounts are not meant as a substitute for measures calculated in accordance with GAAP, but are solely for informational purposes.

CAPITAL ALLOCATION STRATEGIC INITIATIVES
During the fourth quarter of 2025, the Company refinanced its 6.0% senior notes due in 2026 by redeeming them in full, utilizing proceeds of $150.0 million from the delayed-draw term loan and $70.0 million from the revolving credit facility, as well as $14.1 million in cash on hand, to retire the remaining $234.1 million in principal outstanding. Including the cash outlays for strategic capital allocation initiatives detailed below, Consensus finished the quarter with a cash and cash equivalents balance of $74.7 million.

The following table consists of our material capital allocation strategic initiatives (in thousands):

Capital Allocation:	Q4 2025	Cumulative Total	Remaining Under the Plan
Debt repurchase program (6)	$—	$222,614	$77,386
Common stock repurchase program (7)	$7,986	$55,133	$44,867

	Q4 2025	2025
Purchases of property and equipment	$7,898	$30,233
Notes:

(6)
On November 9, 2023, the Company’s Board of Directors approved a debt repurchase program, pursuant to which Consensus may reduce, through redemptions, open market purchases, tender offers, privately negotiated purchases or other retirements, a combination of the outstanding principal balance of the 2026 Senior Notes and 2028 Senior Notes. The authorization permits an aggregate principal amount reduction of up to $300 million and expires on November 9, 2026.

(7)	On March 1, 2022, the Company’s Board of Directors approved a share buyback program. Under this program, the Company was authorized to purchase in the public market or in off-market transactions up to $100.0 million worth of the Company’s common stock through February 2025. In February 2025, the Company’s Board of Directors authorized and approved a three-year extension of the share repurchase program through February 2028.
Q1 2026 GUIDANCE (i)
The following table presents ranges for the Company’s Q1 2026 guidance (in millions, except per share amounts):

	Low	Midpoint	High
Revenue	$85.4	$87.4	$89.4
Adjusted EBITDA	$43.8	$45.3	$46.8
Adjusted earnings per diluted share (ii)	$1.36	$1.41	$1.46

FY 2026 GUIDANCE (i)

The following table presents ranges for the Company’s 2026 guidance (in millions, except per share amounts):

	Low	Midpoint	High
Revenue	$350.0	$357.0	$364.0
Adjusted EBITDA	$182.0	$187.5	$193.0
Adjusted earnings per diluted share (ii)	$5.55	$5.75	$5.95
Notes:

(i)
Annual and quarterly guidance is provided on a non-GAAP basis, except revenues, only because certain information necessary to calculate the most comparable GAAP measures is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, we are unable to provide a reconciliation of these measures without unreasonable effort.

(ii)
Quarterly guidance for Adjusted earnings per diluted share excludes share-based compensation, amortization of acquired intangibles, intercompany related foreign exchange (gain) loss and certain gains or costs related to non-routine and other matters that are nonrecurring, in each case net of tax. The non-GAAP effective tax rate for Q1 2026 and 2026 is expected to be between 19.7% and 21.7%.

Financial Results are Preliminary

The Company is currently finalizing its financial closing process for the year ended December 31, 2025 and the Company’s audited financial results as of and for the year ended December 31, 2025 are not yet available. The unaudited, preliminary consolidated financial data presented above as of December 31, 2025 reflects the Company’s preliminary estimates based on information available as of the date of this release and is subject to change. Accordingly, you should not place undue reliance upon these preliminary estimates. The unaudited, preliminary financial data included in this press release has been prepared by, and is the responsibility of, the Company’s management. The Company’s auditor has not audited, reviewed, compiled or applied agreed-upon procedures with respect to such preliminary financial data. Accordingly, the Company’s auditor does not express an opinion or any other form of assurance with respect thereto. Upon completion of its financial closing procedures, the Company’s audited financial results may differ materially from its preliminary estimates.

About Consensus Cloud Solutions

Consensus Cloud Solutions, Inc. (NASDAQ: CCSI) is a global leader in digital cloud fax technology. With over 25 years of success with eFax® at its core, the Company has evolved to be a trusted provider of interoperability solutions, leveraging artificial intelligence and secure data exchange to transform digital information, automate critical workflows, and maximize operational efficiencies. Consensus maintains industry-leading compliance standards, making it a preferred partner for heavily regulated industries including healthcare, the public sector, financial services, insurance, real estate, and manufacturing. For more information about Consensus, visit consensus.com.

Contact:

Laura Hinson
Consensus Cloud Solutions, Inc
844-211-1711
investor@consensus.com

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations or beliefs and are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These factors and uncertainties include, among other items: the Company’s ability to grow fax revenues, profitability and cash flows; the Company’s ability to identify, close and successfully transition acquisitions; subscriber growth and retention; variability of the Company’s revenue based on changing conditions in particular industries and the economy generally; protection of the Company’s proprietary technology or infringement by the Company of intellectual property of others; the risk of adverse changes in the U.S. or international regulatory environments, including but not limited to the imposition or increase of taxes or regulatory-related fees; general economic and political conditions, including political tensions and war (such as the ongoing conflict in Ukraine and the Middle East); the impact of new or additional tariffs or other trade restrictions; the impacts of a U.S. federal government shutdown and the numerous other factors set forth in Consensus’ filings with the Securities and Exchange Commission (“SEC”). For a more detailed description of the risk factors and uncertainties affecting Consensus, refer to the 2024 Annual Report on Form 10-K filed by Consensus on February 20, 2025, and the other reports filed by Consensus from time-to-time with the SEC, each of which is available at www.sec.gov. The forward-looking statements provided in this press release are subject to change. Although management’s expectations may change after the date of this press release, the Company undertakes no obligation to revise or update these statements.

About non-GAAP Financial Measures

To supplement our consolidated financial statements, which are prepared and presented in accordance with GAAP, we use the following non-GAAP financial measures: Adjusted net income, Adjusted earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow. The presentation of this non-GAAP financial information is not intended to be considered in isolation from, or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP.

We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our recurring core business operating results. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.

For more information on these non-GAAP financial measures, please see the appropriate GAAP to non-GAAP reconciliation tables included within the attached Exhibit to this Release.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	December 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$74,685	$33,545
Accounts receivable, net of allowances of $3,105 and $5,774, respectively	23,686	24,921
Prepaid expenses and other current assets	18,788	16,059
Total current assets	117,159	74,525
Property and equipment, net	116,869	100,076
Operating lease right-of-use assets	5,098	6,515
Intangibles, net	38,761	41,213
Goodwill	352,939	345,036
Deferred income taxes	21,666	30,521
Other assets	11,323	4,315
TOTAL ASSETS	$663,815	$602,201
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Accounts payable and accrued expenses	$36,045	$36,477
Income taxes payable, current	97	1,068
Deferred revenue, current	19,773	20,714
Operating lease liabilities, current	2,576	2,150
Current portion of long-term debt	7,047	18,902
Total current liabilities	65,538	79,311
Long-term debt, net of current portion	551,322	574,080
Deferred revenue, noncurrent	1,567	1,913
Operating lease liabilities, noncurrent	9,754	12,018
Liability for uncertain tax positions	14,484	13,218
Deferred income taxes	7,176	891
Other long-term liabilities	201	233
TOTAL LIABILITIES	650,042	681,664
Commitments and contingencies
Common stock, $0.01 par value. Authorized 120,000,000; total issued is 21,057,258 and 20,609,725 shares and total outstanding is 18,958,448 and 19,524,000 shares as of December 31, 2025 and December 31, 2024, respectively	211	206
Treasury stock, at cost (2,098,810 and 1,085,725 shares as of December 31, 2025 and December 31, 2024, respectively)	(55,476)	(32,313)
Additional paid-in capital	76,984	59,373
Retained earnings (accumulated deficit)	849	(83,678)
Accumulated other comprehensive loss	(8,795)	(23,051)
TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	13,773	(79,463)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$663,815	$602,201

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE THREE MONTHS AND YEAR ENDED DECEMBER 31, 2025 AND 2024
(UNAUDITED, IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Revenues	$87,070	$86,983	$349,696	$350,382

Cost of revenues	17,387	17,860	70,601	69,688
Gross profit	69,683	69,123	279,095	280,694
Operating expenses:
Sales and marketing	13,302	14,289	51,548	51,065
Research, development and engineering	2,058	2,101	7,464	7,683
General and administrative	18,560	19,306	69,844	72,546
Total operating expenses	33,920	35,696	128,856	131,294
Income from operations	35,763	33,427	150,239	149,400
Interest expense	(9,043)	(9,363)	(35,528)	(33,979)
Interest income	821	371	2,515	2,546
Other income (expense), net	68	1,782	(3,217)	4,278
Income before income taxes	27,609	26,217	114,009	122,245
Income tax expense	7,106	8,146	29,482	32,810
Net income	$20,503	$18,071	$84,527	$89,435

Net income per common share
Basic	$1.08	$0.93	$4.39	$4.64
Diluted	$1.06	$0.92	$4.35	$4.62

Weighted average shares outstanding:
Basic	19,048,406	19,375,450	19,250,895	19,286,579
Diluted	19,363,271	19,570,921	19,449,162	19,383,849

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED, IN THOUSANDS)

	Year Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$84,527	$89,435
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	18,733	20,516
Amortization of financing costs and discounts	1,686	1,822
Non-cash operating lease costs	1,778	1,549
Share-based compensation	17,693	16,764
Provision for doubtful accounts	4,180	5,104
Deferred income taxes	17,797	2,647
Loss (gain) on extinguishment of debt	919	(6,557)
Decrease (increase) in:
Accounts receivable	(2,779)	(3,780)
Prepaid expenses and other current assets	(2,486)	(6,002)
Other assets	(1,730)	1,048
Increase (decrease) in:
Accounts payable and accrued expenses	(880)	768
Income taxes payable	(993)	(1,047)
Deferred revenue	(1,391)	(1,509)
Operating lease liabilities	(2,201)	(2,455)
Liability for uncertain tax positions	1,266	3,478
Other long-term liabilities	(33)	(34)
Net cash provided by operating activities	136,086	121,747
Cash flows from investing activities:
Purchases of property and equipment	(30,233)	(33,440)
Purchases of investments	(5,000)	—
Net cash used in investing activities	(35,233)	(33,440)
Cash flows from financing activities:
Borrowings from term loans	150,000	—
Repayment of senior notes	(234,139)	—
Debt issuance cost	(1,674)	—
Proceeds from line of credit	70,000	—
Repayment of line of credit	(6,000)	—
Proceeds from the issuance of common stock under employee stock purchase plan	1,307	1,334
Repurchase of common stock	(23,020)	(1,031)
Taxes paid related to net share settlement	(4,006)	(2,727)
Repurchase of debt	(15,764)	(136,195)
Net cash used in financing activities	(63,296)	(138,619)
Effect of exchange rate changes on cash and cash equivalents	3,583	(4,858)
Net change in cash and cash equivalents	41,140	(55,170)
Cash and cash equivalents at beginning of year	33,545	88,715
Cash and cash equivalents at end of year	$74,685	$33,545

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED NET INCOME RECONCILIATION
(UNAUDITED, IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

The following tables set forth the reconciliation of Net income to Adjusted net income for the three months and years ended December 31, 2025 and 2024:

	Three Months Ended December 31,
	2025	Per Diluted Share	2024*	Per Diluted Share
Net income	$20,503	$1.06	$18,071	$0.92
Plus:
Share-based compensation (a)	5,256	0.27	5,154	0.26
Foreign exchange gain (b)	(59)	—	(1,829)	(0.09)
Amortization of acquired intangibles (c)	631	0.03	830	0.04
Intra-entity transfer (d)	916	0.04	831	0.04
Debt extinguishment loss (e)	796	0.04	110	0.01
Other (f)	(275)	(0.01)	1,794	0.10
Income tax impact of above items	(438)	(0.02)	(711)	(0.04)
Adjusted net income	$27,330	$1.41	$24,250	$1.24
* Starting in 2025, the Company excludes intercompany related foreign exchange gains or losses from Adjusted net income and Adjusted earnings per diluted share. The prior year amounts have been adjusted for consistency with the current year. For the three months ended December 31, 2024, such exclusion decreased Adjusted net income by $1.5 million or $0.08 per diluted share.

	Year Ended December 31,
	2025	Per Diluted Share	2024*	Per Diluted Share
Net income	$84,527	$4.35	$89,435	$4.62
Plus:
Share-based compensation (a)	17,693	0.91	16,764	0.86
Foreign exchange loss (gain) (b)	3,112	0.16	(4,312)	(0.22)
Amortization of acquired intangibles (c)	2,509	0.13	3,341	0.17
Intra-entity transfer (d)	3,554	0.18	3,634	0.19
Debt extinguishment loss (gain) (e)	919	0.05	(6,557)	(0.34)
Other (f)	219	0.01	3,297	0.17
Income tax impact of above items	(3,174)	(0.17)	(73)	—
Adjusted net income	$109,359	$5.62	$105,529	$5.45
* Starting in 2025, the Company excludes intercompany related foreign exchange gains or losses from Adjusted net income and Adjusted earnings per diluted share. The prior year amounts have been adjusted for consistency with the current year. For the year ended December 31, 2024, such exclusion decreased Adjusted net income by $3.6 million or $0.18 per diluted share.
Adjusted net income as calculated above represents net income and the items used to reconcile GAAP to non-GAAP financial measures, including (a) share-based compensation; (b) intercompany related foreign exchange loss (gain); (c) amortization of acquired intangibles; (d) intra-entity transfers; (e) debt extinguishment loss (gain); (f) other benefits or costs related to non-routine and other matters; and (g) income tax impact. Adjusted net income and weighted average diluted shares are then used to calculate Adjusted earnings per diluted share. The Company discloses these measures as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that measures are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, the Company believes that the presentation of these measures provides useful information to investors.
Adjusted net income and Adjusted earnings per diluted share are not calculated in accordance with, or presented as an alternative to, net income or earnings per diluted share, and may be different from similarly or identically named non-GAAP measures used by other companies. In addition, these measures are not based on any comprehensive set of accounting rules or principles. These non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Non-GAAP Financial Measures

To supplement its unaudited consolidated financial statements, the Company uses the following non-GAAP financial measures: Adjusted net income, Adjusted earnings per diluted share, Adjusted EBITDA, Adjusted EBITDA margin and Free cash flow (collectively the “non-GAAP financial measures”). The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with U.S. GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and as a means to evaluate period-to-period comparisons. The Company believes that they provide useful information about core operating results, enhance the overall understanding of past financial performance and future prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making.

The Company’s non-GAAP financial measures are adjusted for the following items:

(a) Share-based compensation. The Company excludes share-based compensation because it is non-cash in nature and because the Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(b) Foreign exchange (gain) loss. The Company excludes intercompany related gains or losses associated with foreign exchange. The Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(c) Amortization of acquired intangibles. The Company excludes amortization of patents and acquired intangible assets because it is non-cash in nature and because the Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(d) Intra-entity transfers. The Company excludes certain effects of intra-entity transfers to the extent the related tax asset or liability in the financial statement is not recovered or settled, respectively, during the year. During December 2019, the Company entered into an intra-entity asset transfer that resulted in the recording of a tax benefit and related tax asset representing tax deductible amounts to be realized in future years which is expected to be recovered over a period of up to 20 years. The Company believes that excluding the cumulative future unrealized benefit of the assets transferred in 2019 and amortization of the tax asset in the subsequent years in the non-GAAP financial measures, thereby presenting the tax benefit in the non-GAAP measures in the year of realization, provides meaningful supplemental information regarding operational performance and facilitates comparisons to historical operating results.

(e) Debt extinguishment loss (gain). The Company excludes certain gains or losses associated with the retirement of our debt. The Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results and comparisons to peers, many of which similarly exclude this item.

(f) Other. The Company excludes certain benefits or costs related to non-routine and other matters. The Company believes that the non-GAAP financial measures excluding this item provide meaningful supplemental information regarding the operational performance of the business. In addition, excluding this item from the non-GAAP measures facilitates comparisons to historical operating results.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET INCOME TO ADJUSTED EBITDA RECONCILIATION
(UNAUDITED, IN THOUSANDS)

The following table sets forth a reconciliation of Net income to Adjusted EBITDA, the most directly comparable GAAP financial measure.

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net income	$20,503	$18,071	$84,527	$89,435
Plus:
Interest expense	9,043	9,363	35,528	33,979
Interest income	(821)	(371)	(2,515)	(2,546)
Other (income) expense, net	(68)	(1,782)	3,217	(4,278)
Income tax expense	7,106	8,146	29,482	32,810
Depreciation and amortization	4,465	5,548	18,733	20,516
EBITDA:
Plus:
Share-based compensation	5,256	5,154	17,693	16,764
Other	(275)	224	219	1,726
Adjusted EBITDA	$45,209	$44,353	$186,884	$188,406
Adjusted EBITDA as calculated above represents earnings before interest expense, interest income, other (income) expense, net, income tax expense, depreciation and amortization and the items used to reconcile GAAP to non-GAAP financial measures, including share-based compensation and other benefits or costs related to non-routine and other matters. The Company discloses Adjusted EBITDA as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that measures similar to Adjusted EBITDA are broadly used by analysts, rating agencies and investors in assessing our performance. Accordingly, the Company believes that the presentation of Adjusted EBITDA provides useful information to investors.
Adjusted EBITDA is not calculated in accordance with, or presented as an alternative to, net income, and may be different from similarly or identically named non-GAAP measures used by other companies. In addition, Adjusted EBITDA is not based on any comprehensive set of accounting rules or principles. This Adjusted non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

CONSENSUS CLOUD SOLUTIONS, INC. AND SUBSIDIARIES
NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW RECONCILIATION
(UNAUDITED, IN THOUSANDS)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net cash provided by operating activities	$15,218	$11,126	$136,086	$121,747
Less: Purchases of property and equipment	(7,898)	(7,980)	(30,233)	(33,440)
Free cash flow	$7,320	$3,146	$105,853	$88,307
Net cash provided by operating activities in Q4 2025 increased to $15.2 million from $11.1 million in Q4 2024. Free cash flow in Q4 2025 increased to $7.3 million from $3.1 million in Q4 2024. The increase in net cash provided by operating activities and Free cash flow was primarily due to increased income after excluding noncash items in Q4 2025 compared to Q4 2024.
Net cash provided by operating activities in 2025 increased to $136.1 million from $121.7 million in 2024. Free cash flow in 2025 increased to $105.9 million from $88.3 million in 2024. The increase in net cash provided by operating activities and Free cash flow primarily due to increased income after excluding noncash items.
The term Free cash flow is defined as net cash provided by operating activities, less purchases of property and equipment. The Company discloses Free cash flow as a supplemental non-GAAP financial performance measure, as it believes it is a useful metric by which to compare the performance of its business from period to period. The Company also understands that this non-GAAP measure is broadly used by analysts, rating agencies and investors in assessing the Company’s performance. Accordingly, the Company believes that the presentation of this non-GAAP financial measure provides useful information to investors.
Free cash flow is not calculated in accordance with, or presented as an alternative to, net cash provided by operating activities, and may be different from non-GAAP measures with similar or even identical names used by other companies. In addition, Free cash flow is not based on any comprehensive set of accounting rules or principles. This non-GAAP measure has limitations in that it does not reflect all of the amounts associated with the Company’s results of operations determined in accordance with GAAP.

Key Performance Metrics (Unaudited)

The following table sets forth certain key performance metrics for Consensus for the three months and years ended December 31, 2025 and 2024 (in thousands, except for percentages and Average Revenue per Customer Account):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Corporate revenue	$56,792	$52,917	$222,682	$209,112
Corporate customer accounts (1)	65	59	65	59
Corporate Average Revenue per Customer Account (“ ARPA”) (1,2)	$290.40	$303.58	$300.03	$310.67
Corporate paid adds (3)	7	4	27	18
Corporate monthly account churn (4)	3.30%	2.63%	3.03%	2.36%

SoHo revenue	$30,278	$34,061	$127,002	$141,258
SoHo customer accounts (1)	638	721	638	721
SoHo ARPA (1,2)	$15.55	$15.52	$15.58	$15.39
SoHo paid adds (3)	47	60	217	247
SoHo monthly account churn (4)	3.50%	3.58%	3.64%	3.56%
(1) Consensus customers are defined as paying Corporate and SoHo customer accounts. In the second quarter of 2025, we eliminated dormant accounts not contributing to revenue from the number of SoHo customer accounts. The prior year period has been revised for consistency with the current year, and all metrics calculated based on the number of customer accounts (including ARPA and monthly account churn %) are calculated based on the revised number. As a result of this change, the prior year period SoHo customer accounts decreased by 26 thousand.

(2) Represents a monthly ARPA for the quarter or annual period, and is calculated as follows: Monthly ARPA on a quarterly basis is calculated using our standard convention of dividing revenue for the quarter by the average of the quarter’s beginning and ending customer base and dividing that amount by 3 months. Monthly ARPA on an annual basis is calculated by dividing revenue for the year by the average customer base for the applicable period and dividing that amount by 12 months. Consensus believes ARPA provides investors an understanding of the average monthly revenues we recognize per account associated within Consensus’ customer base. As ARPA varies based on fixed subscription fee and variable usage components, Consensus believes it can serve as a measure by which investors can evaluate trends in the types of services, levels of services and the usage levels of those services across Consensus’ customers.

(3) Paid Adds represents paying new Consensus customer accounts added during the periods presented.

(4) Monthly churn represents paid monthly Corporate and SoHo customer accounts that were cancelled during each month of the quarter or annual period, divided by the average number of customers during each month of the same quarter or annual period (including the paid adds). The period measured is the quarter or annual period and expressed as a monthly churn rate over the respective period.